Exhibit 23.1
KPMG LLP	Telephone	(604) 691-3000
Chartered Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1 K3
Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Yukon-Nevada Gold Corp.

We consent to the use of our report dated March 26, 2010, with respect to the consolidated balance sheets of Yukon-Nevada Gold Corp. as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2009, incorporated herein by reference in this Registration Statement on Form S-8.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada
January 18, 2011